Exhibit 4.19

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is dated as of May 21, 2019, by and between JMU Limited, an exempted company duly incorporated and validly existing under the laws of Cayman Islands (the “Company”) and Mr. Haohan Xu, an U.S. citizen with the passport No. ********** (“Right Holder”). The Company and the Rights Holders are each referred to herein as a “Party,” and collectively as the “Parties.”

WHEREAS, the Company, the Rights Holder and Unicorn Investment Limited, a company duly incorporated and validly existing under the laws of the British Virgin entered into a Share Purchase Agreement dated May 21, 2019 (the “Share Purchase Agreement”), pursuant to which the Company agreed to enter into a registration rights agreement with the Rights Holder at or prior to the occurrence of the closing contemplated under the Share Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual promises made in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS

1.1	Definitions.

As used in this Agreement, the following terms have the respective meaning set forth below:

“ADSs”	means the American depositary shares of the Company;

“Affiliate”	means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any officer, director, employee, member, partner or shareholder of such Person and any venture capital fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person;

“Agreement”	has the meaning set forth in the preamble;

“automatic shelf registration statement”	has the meaning set forth in Section 2.4(j);

“Company”	has the meaning set forth in the preamble;

“Company Securities”	means (i) Ordinary Shares, (ii) securities convertible into or exchangeable for Ordinary Shares, (iii) any options, warrants or other rights to acquire Ordinary Shares and (iv) any depositary receipts or similar instruments issued in respect of Ordinary Shares;

“Exchange Act”	means the Securities Exchange Act of 1934 of the United States, as amended (and any successor thereto), and the rules and regulations promulgated thereunder;

“Form F-3”	means such respective forms under the Securities Act as in effect on the date hereof or any successor form under the Securities Act that permits significant incorporation by reference of the Company’s subsequent public filings under the Exchange Act;

“HKIAC”	has the meaning set forth in Section 3.11;

“Immediate Family Member”	has the meaning set forth in Section 2.11;

“Initiating Holders”	has the meaning set forth in Section 2.1(b);

“Ordinary Shares”	means the ordinary shares in the capital of the Company, par value of US$0.00001 per share;

“Person”	means any individual, corporation, partnership, trust, limited liability company, association or other entity;

“register,” “registered,” or “registration”	Refers to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or documents;

“Registrable Securities”	means (i) any Ordinary Shares acquired by the Rights Holder pursuant to the Share Transfer Agreements, and (ii) any other Ordinary Shares of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in clauses (i); provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which his or her rights under this Agreement are not assigned. Notwithstanding the foregoing, Ordinary Shares or other securities shall only be treated as Registrable Securities if and so long as (A) they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (B) they have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale, or (C) the Rights Holder thereof is entitled to exercise any right provided in Article 2 in accordance with Section 2.13 below;

“Registrable Securities then outstanding”	means the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding or would be outstanding assuming full conversion of all securities, warrants or other rights which are, directly or indirectly, convertible, exercisable or exchangeable into or for Registrable Securities;

“Rights Holder”	has the meaning set forth in the preamble;

“SEC”	means the United States Securities and Exchange Commission;

“Securities Act”	means the United States Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder;

“Share Purchase Agreement”	has the meaning set forth in the recitals;

“Share Transfer Agreements”	means the share transfer agreements entered into by and between the Rights Holder and certain other parties, respectively;

“Violation”	has the meaning set forth in Section 2.9(a);

“WKSI”	has the meaning set forth in Section 2.4(j);

2.	REGISTRATION RIGHTS

2.1	Request for Registration.

(a)	If the Company shall receive at any time a written request from the Rights Holder of at least ten percent (10%) of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act with an anticipated aggregate offering price (before deduction of underwriting discounts, commissions and expenses) of at least US$5,000,000 then the Company shall, within ten (10) days of the receipt thereof, give written notice of such requests to the Rights Holder and shall, subject to the limitations of Section 2.1(b), use its best efforts to file as soon as practicable, and in any event within ninety (90) days of the receipt of such requests, a registration statement under the Securities Act covering all Registrable Securities which the Rights Holder requests to be registered within twenty (20) days of the mailing of such notice by the Company;

(b)	If the Rights Holder initiating the registration request hereunder (“Initiating Holders”) intend to distribute the Registrable Securities covered by his request by means of an underwriting, he shall so advise the Company as a part of his request made pursuant to this Section 2.1 and the Company shall include such information in the written notice referred to in Section 2.1(a). The underwriter will be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of the Rights Holder to include his Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such holder) to the extent provided herein. The Rights Holder proposing to distribute his securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters of internationally recognized standing selected for such underwriting reasonably acceptable to the holders of at least a majority of the voting power of all Registrable Securities proposed to be included in such registration. Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of such Registrable Securities that may be included in the underwriting shall be allocated among the participating Rights Holder thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities owned by the participating Rights Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other Company Securities are first entirely excluded from the underwriting; provided further that any Initiating Holder shall have the right to withdraw its request for registration from the underwriting by written notice to the Company and the underwriters delivered at least ten (10) days prior to the effective date of the registration statement, and such withdrawal request for registration shall not be deemed to constitute one of the registration rights granted pursuant to this Section 2.1. If the Rights Holder disapproves the terms of any underwriting, such holder may elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least ten (10) days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwritten offering shall be withdrawn from the registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to the Rights Holder to the nearest one hundred (100) shares.

(c)	Notwithstanding the foregoing, if the Company shall furnish to Rights Holder requesting a registration statement pursuant to this Section 2.1, a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any 12-month period; provided further that during such one hundred twenty (120)-day period, the Company shall not file any registration statement pertaining to the public offering of any Company Securities.

(d)	In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 2.1:

(i)	after the Company has effected six (6) registrations pursuant to this Section 2.1 and such registrations have been declared or ordered effective;

(ii)	in response to the demand for registration by any Initiating Holder or any of its Affiliates pursuant to this Section 2.1, after the Company has effected two (2) registrations pursuant to such Initiating Holder’s or its Affiliate’s demand for registration pursuant to this Section 2.1 and such registrations have been declared or ordered effective;

(iii)	during the period starting with the date ninety (90) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date ninety (90) days after the effective date of, a registration subject to Section 2.2 hereof; provided that the Company is actively employing in good faith its best efforts to cause such registration statement to become effective and that the Holders are entitled to join such registration in accordance with Section 2.2 hereof; or

(iv)	if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form F-3 pursuant to a request made pursuant to Section 2.3 below.

2.2	Piggyback Registration.

If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Rights Holder) any of Company Securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company share option, share purchase or similar plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only shares being registered are Ordinary Shares issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give the Rights Holder written notice of such registration. Upon the written request of the Rights Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 2.7, use its best efforts to cause to be registered under the Securities Act all of the Registrable Securities that such Rights Holder has requested to be registered. Registration pursuant to this Section 2.2 shall not be deemed to be a demand registration as described in Section 2.1 above. If the Rights Holder decides not to include all or any of its Registrable Securities in such registration by the Company, such Rights Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of Company Securities, all upon the terms and conditions set forth herein. There shall be no limit on the number of times the Rights Holder may request registration of Registrable Securities under this Section 2.2.

2.3	Form F-3 Registration.

The Company shall use its best efforts to qualify for registration on Form F-3. In case the Company shall receive from the Rights Holder a written request that the Company effect a registration on Form F-3 or any comparable or successor form and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Rights Holder, the Company shall:

(a)	promptly give written notice of the proposed registration, and any related qualification or compliance, to all other rights holders;

(b)	use its best efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Rights Holder’s Registrable Securities as are specified in such request, in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.3:

(i)	if Form F-3 is not available for such offering by the Rights Holder;

(ii)	if the Rights Holder intends to sell Registrable Securities at an aggregate price to the public (after the deduction of any underwriters’ discounts or commissions) of less than US$500,000;

(iii)	if the Company shall furnish to the Rights Holder a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form F-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the rights Holder(s) under this Section 2.3; provided, however, that the Company shall not utilize this right more than once in any 12-month period; provided further that during such one hundred twenty (120)-day period, the Company shall not file any registration statement pertaining to the public offering of any Company Securities ; or

(iv)	if, within the 12-month period preceding the date of such request, the Company has already effected two (2) registrations on Form F-3 for the Rights Holder pursuant to this Section 2.3; or (v) during the period ending one hundred eighty (180) days after the effective date of a registration statement subject to Section 2.2; provided that the Rights Holder is entitled to join such registration in accordance with Section 2.2 hereof; and

(c)	Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities as soon as practicable after receipt of the request or requests of the Rights Holder. Registrations effected pursuant to this Section 2.3 shall not be counted as demands for registration or registrations effected pursuant to Sections 2.1 or 2.2, respectively. Subject to the Section 2.3(b), there shall be no limit on the number of times the Rights Holder may request registration of Registrable Securities under this Section 2.3.

2.4	Obligations of the Company.

Whenever required under this Article 2 Whenever required under this Article 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)	Prepare and file with the SEC a registration statement with respect to such Registrable Securities, and use its best efforts to cause such registration statement to become effective, and, upon the request of the Rights Holder of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days or until the distribution described in such registration statement is completed, if earlier. In the case of any registration of Registrable Securities on Form F-3 which are intended to be offered on a continuous or delayed basis, such ninety (90)-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment that (i) includes any prospectus required by Section 10(a)(3) of the Securities Act or (ii) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (i) and (ii) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement;

(b)	Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for up to ninety (90) days or until the distribution described in such registration statement is completed, if earlier;

(c)	Furnish to the Rights Holder such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d)	Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Rights Holder, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e)	In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. The Rights Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(f)	Notify the Rights Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, or if in the opinion of counsel for the Company it is necessary to supplement or amend such prospectus to comply with law, and at the request of the Rights Holder promptly prepare and furnish to the Rights Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made or such prospectus, as supplemented or amended, shall comply with law;

(g)	Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(h)	Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(i)	Use its best efforts to furnish, at the request of the Rights Holder requesting registration of Registrable Securities pursuant to this Article 2, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Article 2, if such securities are being sold through underwriters, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters;

(j)	To the extent the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) (a “WKSI”) at the time any request for registration is submitted to the Company in accordance with Section 2.3, if so requested, file an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (an “automatic shelf registration statement”) to effect such registration;

(k)	If (i) the Company determines that it is not a WKSI, (ii) the registration statement is required to be kept effective in accordance with this Agreement, and (iii) the registration rights of the applicable Rights Holder have not terminated, promptly amend the registration statement onto a form the Company is then eligible to use or file a new registration statement on such form, and keep such registration statement effective in accordance with the requirements otherwise applicable under this Agreement;

(l)	If (i) a registration made pursuant to a shelf registration statement is required to be kept effective in accordance with this Agreement after the third anniversary of the initial effective date of the shelf registration statement and (ii) the registration rights of the applicable Rights Holder have not terminated, file a new registration statement with respect to any unsold Registrable Securities subject to the original request for registration prior to the end of the three year period after the initial effective date of the shelf registration statement, and keep such registration statement effective in accordance with the requirements otherwise applicable under this Agreement; and

(m)	Otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC.

2.5	Furnish Information.

It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Article 2 with respect to the Registrable Securities of the selling Rights Holder that the Rights Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Rights Holder’s Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 2.1 or Section 2.3 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.1(a) or Section 2.3(b), whichever is applicable.

2.6	Expenses of Registration.

(a)	Demand Registration. All expenses (other than underwriting discounts and commissions and ADS issuance and stock transfer taxes and fees) incurred in connection with registrations, filings or qualifications pursuant to Section 2.1 for the Rights Holder (which right may be assigned as provided in Section 2.11), including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Rights Holder selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company. In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange as required hereunder. In no event shall the Company be responsible for any underwriting, broker or similar fees or commissions of any Rights Holder. Notwithstanding the foregoing, the Company shall not be required to bear any costs and expenses provided in this Section 2.6(a) for the registration proceeding begun pursuant to Section 2.1, if the registration request is subsequently withdrawn at the request of the Rights Holder of a majority of the Registrable Securities to be registered, unless if at the time of such withdrawal, the Rights Holder has learned of a material adverse change in the condition, business, or prospects of the Company not known to the Rights Holder at the time of his request for such registration and have withdrawn his request for registration with reasonable promptness after learning of such material adverse change (in which case such registration shall not constitute the use of a demand registration pursuant to Section 2.1);

(b)	Piggyback Registration. All expenses (other than underwriting discounts and commissions and ADS issuance and stock transfer taxes and fees) incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Section 2.2 for the Rights Holder, including (without limitation) all registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the Rights Holder selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company;

(c)	Registration on Form F-3. All expenses (other than underwriting discounts and commissions and ADS issuance and stock transfer taxes and fees) incurred in connection with a registrations, filings or qualifications pursuant to Section 2.3 for the Rights Holder, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company.

2.7	Underwriting Requirements.

In connection with any offering involving an underwriting of the Company’s capital shares, the Company shall not be required under Section 2.2 to include any of the Rights Holder’s securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters of internationally recognized standing selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in his sole discretion will not jeopardize the success of the offering by the Company.  If the total amount of the Company Securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities that the underwriters determine in his sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such Company Securities, including Registrable Securities, which the underwriters determine in his sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling shareholders according to the total amount of securities entitled to be included therein owned by each selling shareholder or in such other proportions as shall mutually be agreed to by such selling shareholders) but in no event shall (i) the amount of Registrable Securities of the selling Rights Holder included in the offering be reduced below twenty-five percent (25%) of the total amount of the Registrable Securities included in such offering, or (ii) any other Company Securities held by any shareholder other than the selling Rights Holder be included if any Registrable Securities held by the selling Rights Holder are excluded. For the avoidance of doubt, the rights of Rights Holder to be included in such an offering shall be pari passu with each other. If the Rights Holder disapproves the terms of any underwriting, the Rights Holder may elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least ten (10) days prior to the effective date of the registration statement.  Any Registrable Securities excluded or withdrawn from the underwritten offering shall be withdrawn from the registration.

2.8	Delay of Registration.

No Rights Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article 2.

2.9	Indemnification.

In the event any Registrable Securities are included in a registration statement under Article 2:

(a)	To the extent permitted by law, the Company will indemnify and hold harmless the Rights Holder, any underwriter (as such term is defined in the Securities Act) for the Rights Holder and each Person, if any, who controls the Rights Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Rights Holder, underwriter or controlling Person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Rights Holder, underwriter or controlling Person for any such loss, claim, damage, liability, or action to the extent that it arises solely out of or is based solely upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Rights Holder, underwriter or controlling Person.

(b)	To the extent permitted by law, the selling Rights Holder that has included Registrable Securities in a registration will, severally and not jointly, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other rights holders selling securities in such registration statement and any controlling Person of any such underwriter or other Rights Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing Persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by the Rights Holder expressly for use in connection with such registration; and the Rights Holder will pay, as incurred, any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to this Section 2.9(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Rights Holder, which consent shall not be unreasonably withheld; provided, that in no event shall any indemnity under this Section 2.9(b) plus any amount under Section 2.9(d) exceed the net proceeds from the offering out of which such Violation arises received by such Rights Holder, except in the case of willful fraud by such Rights Holder.

(c)	Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the Parties; provided, however, that an indemnified party (together with all other indemnified Parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9 to the extent the indemnifying party is prejudiced as a result thereof, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d)	If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by the Rights Holder under this Section 2.9(d) plus any amount under Section 2.9(b) exceed the net proceeds from the offering received by such Rights Holder, except in the case of willful fraud by such Rights Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)	Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)	The obligations of the Company and the Rights Holder under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Article 2, and otherwise.

2.10	Reports Under the Exchange Act.

With a view to making available to the Rights Holder the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit the Rights Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form F-3, the Company agrees to:

(a)	make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b)	file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and;

(c)	furnish to any Rights Holder, so long as the Rights Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing the Rights Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

2.11	Assignment of Registration Rights.

The rights to cause the Company to register Registrable Securities pursuant to this Article 2 may be assigned (but only with all related obligations) by the Rights Holder to a transferee or assignee (i) of at least 100,000 shares of such securities (as adjusted for share splits, share combinations, share dividends and the like) (or if the transferring Rights Holder owns less than 100,000 shares of such securities, then all Registrable Securities held by the transferring Rights Holder), (ii) that is a subsidiary, Affiliate, parent, partner, limited partner, retired partner, member, retired member and/or shareholder of the Rights Holder, (iii) that is an affiliated fund or entity of the Rights Holder, which means with respect to a limited liability company or a limited liability partnership, a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company, (iv) who is the Rights Holder’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, cousin, nephew, niece, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (such a relation, the Rights Holder’s “Immediate Family Member”, which term shall include adoptive relationships), or (v) that is a trust for the benefit of an individual Rights Holder or the Rights Holder’s Immediate Family Member, provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if the transferee agrees to be bound by this Agreement and immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act.  For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of (x) a partnership who are partners or retired partners of such partnership, or (y) a limited liability company who are members or retired members of such limited liability company (including Immediate Family Members of such partners or members who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership or limited liability company; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Article 2.

2.12	No Registration Rights to Third Parties.

Except otherwise provided in Section 2.11, from and after the date of this Agreement, the Company shall not, without the prior written consent of the Rights Holder of Registrable Securities then outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the demand, “piggyback” or Form F-3 registration rights described in this Section 2, or otherwise) relating to any securities of the Company which are senior to, or on a parity with, those granted to the Rights Holder in this Agreement.

2.13	Termination of Registration Rights.

No Rights Holder shall be entitled to exercise any right provided for in this Article 2 during any period that Rule 144 under the Securities Act is available for the sale of all of such Rights Holder’s shares without registration without volume or manner of sale limitation.

3.	Miscellaneous

3.1	Effectiveness and Termination.

This Agreement shall be effective as to the Parties as of the date hereof. This Agreement shall terminate upon the termination of the registration rights pursuant to Section 2.13.

3.2	Conditions Precedent to Registration.

The Parties agree and acknowledge that the Registrable Securities acquired under the Share Purchase Agreement shall not be registered in accordance with Section 2.1, Section 2.2 or Section 2.3 hereunder until the expiry of the Distribution Compliance Period (as defined under the Share Purchase Agreement).

3.3	Entire Agreement.

This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the Parties are expressly cancelled.

3.4	Successors and Assigns.

Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or his respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.5	Amendments and Waivers.

Any term of this Agreement may be amended or waived only with the written consent of each Parties.

3.6	Notices.

All notices and other communications required or permitted by this Agreement shall be in writing and will be effective, and any applicable time period shall commence, when (a) delivered to the following address by hand or by a nationally recognized overnight courier service (costs prepaid) addressed to the following address or (b) transmitted electronically to the following facsimile numbers or e-mail addresses, in each case marked to the attention of the Person (by name or title) designated in Schedule 1 (or to such other address, facsimile number, e-mail address, or Person as a Party may designate by notice to the other Party).

3.7	Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

3.8	Governing Law.

This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

3.9	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

3.10	Titles and Subtitles.

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.11	Dispute Resolution.

Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or invalidity thereof, shall, so far as it is possible, be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended by the rest of this Section 3.11. The appointing authority shall be Hong Kong International Arbitration Centre (“HKIAC”). The seat of the arbitration shall be Hong Kong. There shall be three (3) arbitrators. The Company, on the one hand, and the Rights Holder, on the other hand, shall be entitled to designate one arbitrator each. The two arbitrators shall consult with each other to agree upon the selection of a third arbitrator.  The arbitration shall be conducted in the English language.  Evidence and testimony may be presented in any language, including a language other than English providing it is accompanied by an English translation thereof (which translation shall have been certified and prepared or given at the sole cost of the Party offering such evidence or testimony).  The arbitral award shall be in English writing and, unless the parties to the arbitration agree otherwise, shall state the reasons upon which it is based. The award shall be final and binding on the parties to the arbitration.

3.12	Rights Cumulative; Specific Enforcement.

Each and all of the various rights, powers and remedies of a Party will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. Without limiting the foregoing, the Parties acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

3.13	Further Assurances.

Upon the terms and subject to the conditions herein, each Party agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

3.14	No Waiver.

Neither any failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable laws, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be waived by a Party, in whole or in part, unless made in a writing signed by such Party; (b) a waiver given by a Party will only be applicable to the specific instance for which it is given; and (c) no notice to or demand on a Party will (i) waive or otherwise affect any obligation of that Party or (ii) affect the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

3.15	Delays or Omissions.

No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Unless otherwise expressly provided hereunder, any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

3.16	Counterparts and Electronic Signatures.

This Agreement and other documents to be delivered pursuant to this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same agreement or document, and will be effective when counterparts have been signed by each of the parties and delivered to the other parties.

A manual signature on this Agreement or other documents to be delivered pursuant to this Agreement, an image of which shall have been transmitted electronically, will constitute an original signature for all purposes. The delivery of copies of this Agreement or other documents to be delivered pursuant to this Agreement, including executed signature pages where required, by electronic transmission will constitute effective delivery of this Agreement or such other document for all purposes.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement and caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

THE COMPANY:

JMU Limited

/s/ Xiaoxia Zhu
Name:	Xiaoxia Zhu
Title:	Chairperson of the Board of Directors, Chief Executive Officer

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the Parties have executed this Registration Rights Agreement as of the date first written above.

RIGHTS HOLDER:

Mr. Haohan Xu

/s/ Haohan Xu
Name:	Haohan Xu

[Signature Page to Registration Rights Agreement]